                                                                      Ex. (m)(1)

                                 RULE 12b-1 PLAN
                   State Street Institutional Investment Trust

1. The Trust. The State Street Institutional Investment Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a series trust (each such series is referred to herein as a "Fund").

2. The Plan. The Trust desires to adopt a plan of distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of each Fund, and the Board of Trustees of the Trust (the "Board of Trustees") has determined that there is a reasonable likelihood that adoption of this Rule 12b-1 Plan (the "Plan") will benefit each Fund (each a "Designated Fund" and collectively the "Designated Funds") and their holders of Shares. Accordingly, each Designated Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds' registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3. The Distributor. The Trust has entered into a written Distribution Agreement with ALPS Distributors, Inc., formerly ALPS Mutual Funds Services, Inc. (the "Distributor"), pursuant to which the Distributor will act as the exclusive distributor with respect to the distribution of Shares as described in the Funds' registration statement of each Fund.

4. Payments. Each Designated Fund may pay fees pursuant to this Plan at annual rates as may hereafter be determined by the Board of Trustees, which rates shall not exceed the rates set forth on Exhibit A attached hereto. All agreements related to this Plan shall be in writing and shall provide: (A) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operator of this Plan or in any agreement related to this Plan (the "Independent Trustees") or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Designated Fund, on not more than 60 days' written notice to any other party to the agreement, and (B) that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

5. Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6. Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the rate at which payments may be made by a

Designated Fund under this Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8. Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense that it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9. Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10. Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 9 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

11. Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust (as defined in the 1940
Act).

12. Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Plan adopted: February 28, 2000
Amended: September 17, 2007; May 15, 2008

                                    EXHIBIT A

     The fees payable to the Distributor under this Plan shall not exceed, with respect to a particular Fund and its classes of shares, if applicable, on an annualized basis, the percentage of such class's average daily net assets set forth below next to the class's name.

FUND AND CLASS                                                    FEE LIMITATION
--------------                                                    --------------
State Street Equity 500 Index Fund
   Administrative Shares                                               0.15%
   Service Shares                                                      0.25%
   Class R Shares                                                      0.60%
State Street Equity 400 Index Fund                                     0.25%
State Street Equity 2000 Index Fund                                    0.25%
State Street Aggregate Bond Index Fund                                 0.25%
State Street Institutional Liquid Reserves Fund
   Institutional Class                                                 0.00%
   [Name of Class]                                                     0.00%
   Investment Class                                                    0.10%
State Street Institutional U.S. Government Money Market Fund
   Institutional Class                                                 0.00%
   Investment Class                                                    0.10%
State Street Institutional Limited Duration Bond Fund                  0.05%
State Street Institutional Tax Free Limited Duration Bond Fund         0.05%
State Street Institutional Tax Free Money Market Fund
   Institutional Class                                                 0.00%
   Investment Class                                                    0.10%
State Street Institutional Treasury Fund
   Institutional Class                                                 0.00%
   Investment Class                                                    0.10%
State Street Institutional Treasury Plus Fund
   Institutional Class                                                 0.00%
   Investment Class                                                    0.10%